Exhibit 10.51

SEPARATION AND GENERAL RELEASE AGREEMENT

Name:	Martin A. Grossman

Address: 3505 Inverness Boulevard

Carmel, IN 46032

1.	Preface

On September 1, 2005, my employer, ITT Educational Services, Inc. and/or ESI Service Corp. (herein collectively “ITT”), advised me that my employment with ITT will terminate on September 1, 2005 (herein “Termination Date”). I have decided to enter into this Separation and General Release Agreement (herein “Release”) with ITT in order to settle fully and finally any existing or potential claims that I may have against ITT. To be valid, this Release must be signed on or after my last day of employment. This Release will be null and void, if it is not signed by me within twenty-one (21) calendar days of the date that it was presented to me (or by September 22, 2005) and received by ITT’s Senior Vice President, Human Resources at 13000 North Meridian Street, Carmel, Indiana 46032 within twenty-eight (28) calendar days of the date that it was presented to me (or by September 29, 2005). In consideration of the mutual promises contained in this Release, and other valuable consideration, ITT and I agree as follows:

2.	Separation Compensation

If I accept this Release (by signing it and returning it as described in Section 1 above) and abide by its terms, and do not revoke a portion of it pursuant to Section 11(c) below:

(a)

I will receive separation pay, based on my semimonthly rate of pay, equal to four (4) months pay, less applicable deductions under federal, state and local law for income taxes, social security and other payroll taxes, as determined by ITT (herein “Separation Pay”). The Separation Pay will be payable in one lump sum on ITT’s first regularly scheduled payroll date following one week after this Release becomes effective.

(b)

If I elect to exercise my statutory rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 (herein “COBRA”) to continue the medical, vision, dental and prescription drug insurance benefits related to my ITT employment after September 30, 2005 (herein “Health Insurance”) and if I timely apply for and am deemed eligible for the COBRA benefits, ITT will, upon receipt of my written COBRA election, contribute on my behalf the monthly COBRA payments for the cost of the Health Insurance that would otherwise be payable by me after September 30, 2005 through December 31, 2005 or the date upon which I become covered by other medical insurance without pre-existing conditions limitations on coverages or benefits (herein “Other Medical Insurance”), whichever occurs first (herein “Extended Health Insurance”). If I become covered by Other Medical Insurance prior to December 31, 2005, I will immediately notify ITT’s Senior Vice President, Human Resources in writing of such coverage.

(c)

I will receive outplacement services from Right Management Consultants (herein “Firm”) that are provided under the Firm’s executive-level services program through February 28, 2006 (herein “Outplacement Services”).

I understand and agree that, unless I accept this Release, I am not otherwise entitled to receive any Separation Pay, Extended Health Insurance or Outplacement Services (herein collectively “Separation Compensation”).

3.	Benefits

I acknowledge and understand that all of my employee welfare benefits related to my ITT employment will cease immediately following the Termination Date under the terms of the applicable employee welfare benefit plans, except for my Health Insurance benefits which will cease immediately after September 30, 2005. In addition to the Separation Compensation set forth in Section 2 above, I am entitled to my vested and accrued benefits through the Termination Date. These benefits include only my rights, if any, under the ESI 401(k) Plan, the ESI Pension Plan, the ESI Excess Savings Plan and the ESI Excess Pension Plan. I understand and agree, however, that the Separation Compensation will not be considered: (a) to be earnings or compensation entitling me to any ITT contribution for purposes of the ESI 401(k) Plan, the ESI Pension Plan, the ESI Excess Savings Plan, the ESI Excess Pension Plan or any other plan; or (b) in connection with the calculation of any pension or any other payment to be made to me under the ESI 401(k) Plan, the ESI Pension Plan, the ESI Excess Savings Plan, the ESI Excess Pension Plan or any other plan.

I also acknowledge and understand that all stock options granted to me under the 1997 ITT Educational Services, Inc. Incentive Stock Plan (herein “Stock Option Plan”) that are unvested as of the Termination Date will be cancelled and forfeited immediately following the Termination Date. I also acknowledge and understand that, under the terms of the Stock Option Plan, that all stock options granted to me under the Stock Option Plan that are vested as of the Termination Date and not exercised by me on or before December 1, 2005 will be cancelled and forfeited immediately following that date. I agree, acknowledge and understand that: (a) I am in possession of material non-public information regarding ITT’s 2005 third fiscal quarter operational performance; (b) it is a violation of federal law to make use of material non-public information in connection with my purchases and sales of ITT securities; (c) I will not buy or sell any ITT securities until the fourth business day following the date that ITT publicly discloses its 2005 third fiscal quarter operational results; and (d) ITT is expected to publicly disclose its 2005 third fiscal quarter operational results on October 27, 2005.

I also acknowledge and understand that I am ineligible for and not entitled to receive any payment that may be made under ITT’s 2005 Executive Bonus Parameters approved by ITT’s Board of Directors on January 25, 2005 or any other ITT bonus compensation plan or arrangement.

I also acknowledge and understand that I am entitled to my statutory rights under the COBRA and any similar state law regarding the continuation of group health insurance coverage. If I elect to exercise my statutory rights under the COBRA, by completing and returning the COBRA forms as required, I understand that I am responsible for paying the entire premium amount (plus a small administrative fee) for the continuation of my health insurance coverage, except for the period from October 1, 2005 through December 31, 2005 as specified in Section 2(b) above. I also understand that information regarding the COBRA will be forwarded to me separately.

4.	State Unemployment Compensation Benefits

This Release does not waive or release any right that I may otherwise have to receive from the state any unemployment compensation benefits for which I may qualify as a result of the termination of my employment with ITT. ITT will not protest or contest any application for unemployment compensation benefits that I may file with the state.

5.	References and Non-Disparagement

I will direct any prospective employer seeking a reference for me to contact the ITT Human Resources Department. I understand that it is ITT policy that, if another employer contacts ITT for a reference concerning me, ITT will provide only my name, the duration of my employment, and my final position. I also understand that it is ITT policy that, if further information is requested, ITT will state that, unless I request otherwise and provide a signed release to ITT, no further information can be provided. I agree that I will not make any disparaging or derogatory remarks orally or in writing, directly or through others, about ITT, or any of its parent companies, subsidiaries or affiliates or any of its or their respective officers, directors, managers or other agents or employees, past or present, or its or their vendors or students.

6.	Cooperation

I agree that, for a period of 120 days after my termination, I will make myself reasonably available either in person or by telephone to answer questions and provide information to ITT with respect to any matters over which I had control, responsibility or knowledge during my employment with ITT or a related entity, as may be requested by ITT from time to time. Such cooperation shall not prevent or interfere with my job search or any employment with a new employer. I also agree to provide ITT and any related entities with truthful and complete cooperation in any litigation matters arising out of or related to my activities or duties while employed by ITT or a related entity, whether or not such matters have commenced as of the termination of my employment. I also agree that I will not provide any direct or indirect assistance or cooperation to any other person or entity with regard to any dispute involving ITT, unless I am compelled to testify pursuant to a court order or subpoena which is valid on its face and is issued by a governmental agency, court of law or a duly authorized agent thereof.

7.	Future Employment

I will not apply for or seek re-employment with ITT at any time after the date I sign this Release, unless ITT’s Senior Vice President, Human Resources hereafter directly contacts me in writing and specifically requests that I apply for re-employment with ITT. If I am rehired by ITT, my eligibility for the Separation Compensation will terminate effective as of the date I return to employment with ITT and I agree to make arrangements, prior to being rehired, to return to ITT any Separation Compensation paid for any number of weeks in excess of the number of weeks I was unemployed.

8.	Return of ITT Materials

On or before the date that I accept this Release, I will return all “ITT Materials” that I may have in my possession to my ITT manager. “ITT Materials” include, by way of example, all assets, files, documents, business records, notes, designs, data, software, manuals, equipment, computers, printers, Blackberry, telephone cards, security fob, directories, keys and keycards, credit cards, ID badges, passwords and any other ITT owned items of any nature, including without limitation, any documents, reports, files or other such items created by me, in whole or in part, in the course of my employment with ITT or any related entity (regardless of the medium in which they are contained, and regardless of how they entered my possession or control) that are in my possession or control. I will retain no copies, excerpts or summaries of any ITT Materials. I understand and agree that ITT’s obligations under this Release are contingent on me returning to ITT all ITT Materials that I may have in my possession.

9.	Confidential Information

I acknowledge that during my employment with ITT, I have had access to certain business, financial, and other confidential and proprietary information of ITT which is not made readily available to the public, including, without limitation, marketing, advertising and promotional ideas, surveys and strategies, technology, budgets, business plans, student and vendor lists, research, forecasts, methods, trade information, trade secrets, software programs, and financial, purchasing and employment data and information (herein “Confidential Information”) that must be maintained in strict confidence in order for ITT to protect its business and its competitive position in the marketplace. I agree that all such Confidential Information is and will remain the sole and exclusive property of ITT. Unless otherwise authorized in writing by an officer of ITT, I will not directly or indirectly publish or disclose any Confidential Information to any competitor or other person outside ITT, and I will not remove from the premises of ITT or use for my own benefit or otherwise appropriate or copy any Confidential Information. This applies whether or not I developed the Confidential Information.

Notwithstanding anything above in this Section 9 to the contrary, in the event I am required (by oral questions or requests for information or documents in a legal proceeding, interrogatories, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, I will provide ITT’s Senior Vice President, Human Resources with prompt notice of such requirement(s) and the Confidential Information required to be disclosed thereby so that ITT may seek an appropriate protective order and/or waive my compliance with this Section 9. I agree that I will not disclose any Confidential Information in response to such requirement(s) without ITT’s prior written consent or a final court order directing such disclosure.

10.	Waiver and Release

10.1

I (for myself and my heirs, legal representatives and assigns) hereby fully, finally and forever unconditionally waive and release ITT (including all of its past, present and future parents, subsidiaries, affiliated companies and all of its and their past, present and future officers, directors, employees, agents, attorneys, representatives, insurers, any and all employee benefit plans (and any fiduciary of such plans) sponsored by the aforesaid entities, predecessors, successors, assigns and stockholders of either ITT or any of its parents, subsidiaries or affiliated companies, and the like, and all persons acting by, through under or in concert with any of them) (herein collectively, “Releasees”) of and from any and all damages, sums of money, liabilities, duties, obligations, claims, complaints, agreements, promises, rights, debts, demands, losses, charges, expenses, suits, controversies and causes of action of any nature or kind whatsoever, whether known, unknown, fixed, contingent, in law or in equity, that I have or may have against the Releasees or any of them directly or indirectly, arising on or before the date I sign this Release, (herein collectively, “Claims”) including, without limitation:

(a)

any Claims relating to, arising out of or by reason of any matter, cause or thing whatsoever with respect to my employment with and/or termination of such employment from ITT or any of its parents, subsidiaries, affiliates, successors or assigns;

(b) any statutory, common law or equity Claims;

(c) any express or implied contractual Claims;

(d) any tort Claims (including, without limitation, Claims of fraud, negligent or intentional misrepresentation, invasion of privacy, loss of consortium, assault, battery, conspiracy, bad faith, negligent hiring, negligent retention, negligent supervision, violation of a public policy or a covenant of good faith and fair dealing, interference with prospective economic advantage, tortious interference with contractual or business relationship, promissory estoppel, intentional or negligent infliction of emotional distress, intentional or negligent acts of personal injury, wrongful discharge, or defamation);

(e) any Claims arising under any federal, state or local laws, regulations or ordinances prohibiting employment discrimination on any basis;

(f) any Claims relating in any way to the rights of employees or the obligations of employers;

(g) any Claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (herein “ADEA”), the Older Workers Benefit Protection Act (herein “OWBPA”), the Americans with Disabilities Act, the Employment Retirement Income Security Act, the Civil Rights Act of 1866, the Fair Labor Standards Act, the National Labor Relations Act, the Fair Credit Reporting Act, Executive Order 11246, the Indiana Civil Rights Act, the Indiana Wage Payment Act, the Indiana Wage Claim Act, the Equal Pay Act, the Pregnancy Discrimination Act, the Rehabilitation Act of 1973, the federal or state Family and Medical Leave Acts, or the Uniformed Services Employment and Reemployment Rights Act (all as amended);

(h) any Claims arising out of any other legal restrictions on ITT’s or any other Releasee’s right to terminate my employment or governing the rights of employees or the statutory or common law obligations of employers; and

(i) any pending Claim against any Releasee in any federal, state or local court or administrative forum or before any governmental agency or entity.

I am also waiving my right to any monetary or other recovery if any Claims are pursued on my behalf. I confirm that, to my knowledge, I have suffered no injuries or occupational diseases in connection with my employment with ITT or any of its parents, subsidiaries, affiliates, successors or assigns that may be compensable under any state worker’s compensation laws. I acknowledge and agree that this Release is a release of all of the Releasees and its purpose is to make a full and final settlement of any disputes between us.

10.2

I acknowledge and agree that the Separation Compensation exceeds any compensation or benefits which would otherwise be paid to me on termination of my employment. I also acknowledge and agree that the Separation Compensation will be in lieu of and replace any and all payments or benefits that might otherwise be due me by ITT or any other Releasee, and I will be entitled to no other salary, wages, bonuses, commissions, expense reimbursement, severance pay or other form of compensation or benefit from ITT or any other Releasee, except for: (a) the payment of wages or salary earned but unpaid through the Termination Date (less applicable deductions and payroll taxes, as determined by ITT); (b) payment of vacation accrued but unused as of the Termination Date (less applicable deductions and payroll taxes, as determined by ITT); (c) the reimbursement of business expenses incurred by me prior to the Termination Date and submitted prior to signing this Release, in accordance with ITT’s policies for the reimbursement of such expenses, as determined by ITT; and (d) any benefits to which I may be entitled after the termination of my employment under the terms of ITT’s employee welfare benefit plans, the COBRA or any similar state law regarding continuation of health insurance coverage.

10.3

Except as expressly provided in Section 10.2 above, this Release is also intended to waive and release any Claims for damages (actual or punitive), back wages, future wages or front pay, commissions, bonuses, medical expenses and the costs of any counseling, priority placement, promotion, vacation, leave benefits, past and future medical or other employment benefits (including contributions to any employee benefit plans), compensatory damages, injunctive relief, liquidated damages, penalties, equitable relief, attorney’s fees, costs of court, disbursements, interest, and any and all other loss, expense or detriment of whatever kind or character, resulting from, growing out of, connected with, or directly or indirectly related in any way to my employment with and/or termination of such employment from ITT or any of its parents, subsidiaries, affiliates, successors or assigns.

10.4

I understand and agree that the above-recited consideration is provided by ITT and is accepted by me in settlement and compromise of disputed Claims that I may hold or now have, the validity of which are expressly denied by ITT, and that nothing in this Release will be construed as an admission of guilt, wrongdoing or liability of any kind by ITT.

10.5

This Release and the covenants contained herein shall be binding on and inure to the benefit of ITT and the assigns, heirs, executors and administrators of ITT and the predecessors, successors and assigns of ITT and each past or present parent, subsidiary, affiliate, employee, agent, representative, officer, director, insurer, attorney and stockholder of ITT.

10.6

I acknowledge and agree that I am personally and solely responsible for paying all charges to my American Express Corporate credit card account with respect to any American Express Corporate credit card issued to me in conjunction with my ITT employment, and that I will pay any such outstanding charges in full on or before the due date. I also authorize ITT to deduct from the Separation Pay any balance due on my American Express Corporate credit card account, if I fail to pay such balance when due.

10.7	I have submitted to ITT all of my unreimbursed business expenses that are reimbursable by ITT.

10.8

I acknowledge and agree that, following the Termination Date, I: (a) will have no authority whatsoever, whether real, apparent or otherwise, to incur any cost, expense, obligation or liability in ITT’s name or on ITT’s behalf; and (b) will not incur any such cost, expense, obligation or liability.

11.	Age Discrimination Release

With respect to any Claims that I may have under the ADEA and/or OWBPA, I agree as follows and confirm that ITT has hereby advised me in writing of the following:

(a)

I have up to twenty-one (21) days from the day I receive this Release to review this Release before signing it. I understand and agree that any changes made to this Release in the twenty-one (21) days during which I may consider this Release, whether material or not, will not restart the running of the twenty-one (21) day period.

(b)	I should consider the terms of this Release and consult with an attorney of my choice before signing this Release.

(c)

I will have seven (7) calendar days following the date that I sign this Release in which to revoke this Release with respect to any Claims under the ADEA or OWBPA, and this Release will not become effective or enforceable with respect to any ADEA or OWBPA Claims until the revocation period expires. If I choose to revoke this Release with respect to any ADEA or OWBPA Claims, I will do so by delivering a written signed statement that I revoke my acceptance to ITT by hand or by mail and any such notice of revocation must be received by ITT’s Senior Vice President, Human Resources within seven (7) calendar days after I sign this Release.

I understand that if I choose to revoke this Release with respect to any ADEA or OWBPA Claims, I will lose all benefits of this Release, unless ITT chooses to enforce this Release with respect to all other Claims, in which case the benefits of this Release will be reduced as provided for below in Section 11(e).

(d)

If I sign this Release prior to the expiration of my twenty-one (21) day review period, it will be my personal and voluntary decision to do so and I hereby waive any rights that I may have for any remaining time available to me under any law to review this Release. I confirm that I have knowingly, freely and voluntarily chosen to accept the Release at this time.

(e)

I understand that my right of revocation set forth in this Section 11 applies only to the release of any ADEA and OWBPA Claims. If I elect to revoke this Release with respect to any ADEA or OWBPA Claims, ITT will have an option to choose to enforce this Release, excluding unwaived ADEA and OWBPA Claims. I understand and agree that the Separation Compensation to be paid to me under this Release by ITT is part of the consideration for my release of all Claims, and that the value received by ITT from paying the Separation Compensation is the cost avoidance of having to defend any Claims. Since the cost to ITT to defend any ADEA or OWBPA Claims is inextricably intertwined with, and inseparable from, the cost to ITT to defend any other Claims, if I elect to revoke this Release with respect to any ADEA or OWBPA Claims and ITT chooses to enforce this Release with respect to all other Claims, ITT will not pay me any of the Separation Compensation provided for under Section 2 of this Release. I acknowledge that this Release fully complies with the requirements of 29 U.S.C. Section 626(f), and all other legal requirements necessary for its validity and enforceability. Such revocation of the release of any ADEA or OWBPA Claims shall not affect the validity of any dismissal of any other currently pending Claims.

(f)

Notwithstanding any other provision of this Release, I acknowledge that I have the right to file a charge alleging a violation of the ADEA and/or the OWBPA with any administrative agency and/or to challenge the validity of the waiver and release of any claim that I might have under the ADEA or OWBPA without either: (a) repaying to ITT the amounts paid by it to me or on my behalf under this Release; or (b) paying to ITT any other monetary amounts (such as attorney's fees and/or damages). Although this Release will not prohibit me from challenging its validity under the OWBPA and/or the ADEA, however, nothing in this Release will be construed to prohibit ITT from recovering from me its attorney's fees and/or costs specifically authorized under the ADEA or any other law. Furthermore, in the event I successfully challenge this Release under the OWBPA and prevail on the merits in an ADEA action against ITT, I agree that the court in such action may determine that ITT is entitled to restitution, recoupment or setoff (hereinafter "reduction") against any monetary award. Moreover, I agree that the reduction in such ADEA action will not exceed the lesser of: (a) the amount recovered by me in such action; or (b) the payments made to me and on my behalf under this Release.

(g)	I confirm that this Release is in exchange for consideration that is in addition to anything of value to which I was already entitled.

12.	General

12.1	I affirm that:

(a) the terms stated above are the only consideration for my execution of this Release, and that consideration is sufficient and adequate consideration for entering into this Release;

(b) no other promise or agreement of any kind has been made to or with me by any person or entity whatsoever to cause me to sign this Release;

(c) my agreement to sign this Release has not been obtained by any duress;

(d) I fully understand the meaning and intent of this document which is that it constitutes a complete general release; and

(e)	My position as an officer of ITT and any other position I may have had with ITT prior to the Termination Date ended on the Termination Date.

12.2

I confirm that this Release represents my entire understanding with ITT on the subjects covered herein and supersedes any prior understandings or agreements relating to the subject matter of this Release, except for any covenant against disclosure, assignment of rights to intellectual property, or confidentiality, non-competition, no-solicitation or other similar agreement entered into previously between me and ITT or any other Releasee, which shall remain in full force and effect. Neither ITT nor I have relied on any promise except those set forth in this Release. This Release may be changed only by a subsequent written agreement that: (a) is signed and dated by ITT’s Senior Vice President, Human Resources and me; and (b) expressly states that it is an amendment to this Release. Any waiver of any term or provision of this Release must be in writing and be signed by the party granting the waiver.

12.3

This Release is to be interpreted in accordance with its fair meaning and not strictly for or against ITT or me. This Release will not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that all parties have contributed substantially and materially to the preparation of this Release.

12.4

I confirm that I have not assigned or transferred, and will not assign or transfer, any of the Claims being released under this Release to any other person or entity. To the extent permitted by law, I agree to indemnify and hold each of the Releasees harmless from any liability, Claims, demands, damages, costs, expenses and attorney’s fees incurred by any of the Releasees as a result of any person asserting any such assignment or transfer. I understand and agree that if I hereafter commence, join in or in any manner seek relief through any suit arising out of, based on or directly or indirectly relating to any of the Claims, or in any manner assert against any of the Releasees any of the Claims, then I will pay to each of the Releasees, in addition to any other damages caused to the Releasees thereby, all reasonable attorney’s fees incurred by the Releasees in defending or otherwise responding to such suit or Claim, to the extent permitted under applicable law.

12.5

I understand and agree that if I breach this Release, by suing or bringing any action against ITT for any of the Claims (other than one under the ADEA or OWBPA), or if I breach or otherwise violate this Release in any other manner, I will pay all costs and expenses of defending or bringing the action or lawsuit incurred by ITT, including but not limited to, reasonable attorneys’ fees, costs, disbursements, awards and judgments. In addition, if I breach this Release by suing or bringing any action against ITT for any Claims (other than one under the ADEA or OWBPA), I will promptly reimburse to ITT all amounts paid to me and on my behalf by ITT under this Release, plus legal interest, and ITT shall be entitled to collect the same through legal process or otherwise, from me.

12.6

I agree to immediately dismiss and/or withdraw with prejudice any and all complaints, charges, claims, suits and actions (whether civil, administrative, workers’ compensation or criminal) against the Releasees or any of them in any court or administrative forum or before any governmental agency or entity. I will not hereafter file any complaints, charges, claims, suits or actions (whether civil, administrative, workers’ compensation or criminal) against the Releasees or any of them with any administrative, local, state, federal or governmental entity, agency, board or court based on any action or inaction by ITT or any of its parents, subsidiaries, affiliates, successors or assigns which occurred on or before the effective date of this Release, including, but not limited to, any claim directly or indirectly related to, or in any way arising from, my employment with and/or termination of such employment from ITT or any of its parents, subsidiaries, affiliates, successors or assigns or any events or actions directly or indirectly relating thereto.

12.7

The provisions of this Release are severable. If any provision of this Release is declared or determined to be illegal, invalid or otherwise unenforceable, the validity of the remaining parts, terms and provisions hereof will not be affected thereby and will remain valid and enforceable, and such illegal or invalid parts, terms or provisions will be deemed not to be a part of this Release. If any actions, claims or charges that would not be released because of the revocation, invalidity or unenforceability of all or any portion of this Release (other than one under the ADEA or OWBPA), I understand and agree that the return of all payments made to me and on my behalf by ITT under this Release, plus legal interest, is a prerequisite to asserting or bringing any such claims, charges or actions.

12.8

I understand and agree that if either party to this Release brings any action to enforce its rights under this Release, the prevailing claimant will be entitled to recover its costs and expenses, including court costs and attorney’s fees, if any, incurred in connection with such action from the other party, to the extent permitted under applicable law.

12.9	I understand that this Release will be accepted by ITT in Indiana and will be governed by Indiana law, without regard to its conflict of law rules.

12.10	I understand and agree that this Release may be executed in a number of identical counterparts, each of which will be deemed an original for all purposes.

12.11

As a direct inducement to ITT to enter into this Release, I make the following representations and warranties to ITT, which representations and warranties are expressly relied on by ITT in entering into this Release and which will survive the execution of this Release by me: (a) that no promise, inducement or agreement not expressed in this Release was made or offered to me for entering into this Release; (b) that this Release is executed by me without reliance upon any agreement, restriction or consideration, except those agreements, restrictions and other consideration expressly stated in this Release; (c) that I performed an independent investigation and need no additional information to assess the advantages and disadvantages of this Release; and (d) that I am not expecting ITT to disclose any information it might otherwise have.

12.12	I confirm that before signing this Release, I have had adequate time to consider this Release and to consult with anyone of my choosing (including an attorney) concerning this Release.

12.13	By signing below, I confirm that I:

(a) have thoroughly and carefully read this Release;

(b) am aware of my rights concerning my employment with and/or termination of such employment from ITT or any of its parents, subsidiaries, affiliates, successors or assigns;

(c) am competent to execute this Release;

(d) fully understand all of the terms of this Release and their effect;

(e) agree with everything stated in this Release;

(f) know that I am giving up important rights;

(g)	have not relied on any statements or explanations made by ITT, except as expressly set forth in this Release;

(h)	understand that in consideration of accepting the consideration described above, I may be giving up possible future administrative and/or legal claims; and

(i) am signing this Release voluntarily of my own free will.

I further understand and confirm that after both parties sign this Release, it will be final and binding on ITT and me and will be legally enforceable.

SIGNATURE:	/s/ Martin A. Grossman

PRINT NAME:	Martin A. Grossman

DATE SIGNED:	9/12/05

I hereby certify that the above-named person appeared before me, signed this document, and verified that this document was being signed voluntarily.

SUBSCRIBED and SWORN to before me

this 12th day of September, 2005

/s/ Cheryl J. McClain
Notary Public

Comm. exp: 6/6/09

ACCEPTED FOR ITT EDUCATIONAL SERVICES, INC.

BY:	/s/ Nina Esbin

PRINT NAME:	Nina Esbin

TITLE:	SVP, Human Resources

DATE SIGNED:	9-12-2005